Press Release	Exhibit 99.1

Acutus Medical Reports Fourth Quarter and Full Year 2022 Financial Results
CARLSBAD, Calif., March 16, 2023 (GLOBE NEWSWIRE) — Acutus Medical, Inc. (“Acutus” or the “Company”) (Nasdaq: AFIB), an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated, today reported results for the fourth quarter and full year ended December 31, 2022. Financial statements and other information presented for 2022 is unaudited.
Recent Highlights:
•Reported revenue of $5.0 million for the fourth quarter of 2022, a 14% increase compared to $4.4 million for the same quarter last year
•Reported revenue of $16.4 million for the full year of 2022, a 5% decrease compared to $17.3 million for the full year of 2021
•Global mapping procedure volumes increased 19% for the full year of 2022, compared to the full year of 2021
•Achieved key milestones under the asset purchase agreement with Medtronic of its left-heart access portfolio ahead of schedule, and received $20 million in earn-out payments in December 2022 and an additional $17 million in January 2023
“Our fourth quarter results demonstrated significant progress on our strategic and financial objectives, as we achieved our highest level of quarterly sales on record while also registering our lowest level of cash burn and operating expenses since IPO,” said David Roman, President & CEO of Acutus. “As we enter 2023, our focus turns from stabilization to growth through increased adoption of our differentiated mapping and therapy platform, and geographic expansion as well as continued improvement in our financial profile.”
Fourth Quarter 2022 Financial Results
Revenue was $5.0 million for the fourth quarter of 2022, an increase of 14% compared to $4.4 million for the fourth quarter of 2021. The improvement over the same quarter last year was driven by an increase in commercial AcQMap procedures worldwide, by continued adoption of the Company's differentiated mapping, by an increase in sales of therapy and accessory products and a stabilization in capital sales. Gross margin on a GAAP basis was a negative 68% for the fourth quarter of 2022, compared with negative 128% for the same quarter last year. The improvement was primarily driven by a higher production volume, lower manufacturing variances and a positive impact from restructuring actions taken earlier in the year. The Company will continue to deploy significant resources and focus in improving its gross margin in 2023.
Operating expenses consisting of research & development and selling, general & administrative expenses on a GAAP basis were $15.7 million for the fourth quarter of 2022 compared with $24.7 million for the same quarter last year. Additionally, a one-time gain on the sale of a portion of our business of $35.9 million was responsible for providing a positive bottom line for the fourth quarter of 2022.
Non-GAAP operating expenses were $13.9 million for the fourth quarter of 2022 compared with $21.4 million in the prior year. The decrease of $7.5 million was primarily driven by the reduction in headcount due to restructuring, as well as a reduction in discretionary spend on certain research and development programs.
Net income on a GAAP basis was $15.1 million for the fourth quarter of 2022 and basic net income per share was $0.53 on a weighted average basic outstanding share count of 28.5 million. Diluted net income per share was $0.41 on a weighted average diluted outstanding share count of 37.2 million. For the fourth quarter 2021, net loss was $31.3 million with a basic and diluted net loss per share of $1.12 on a weighted average basic and diluted outstanding share count of 28.0 million.
Excluding income tax expense, amortization of acquired intangibles, non-cash stock-based compensation expense, restructuring charges, change in fair value of warrant liability, change in the fair value of contingent consideration and gain on sale of business, the Company’s non-GAAP net loss for the fourth quarter of 2022 was $17.9 million, or $0.63 per share, compared to a net loss of $28.0 million, or $1.00 per share, for the fourth quarter of 2021.

Full Year 2022 Financial Results
Revenue was $16.4 million for the full year of 2022, a decrease of 5% compared to $17.3 million in the prior year. Disposable, service and other grew 12% driven by an increase in AcQMap procedures and console utilization, absorbing supply chain disruptions and foreign exchange headwinds of approximately $0.4 million. This growth was offset with Capital sales down $2.3 million compared to the prior year.
Gross margin on a GAAP basis was negative 95% for the full year of 2022, compared with negative 91% in the prior year, driven by unfavorable manufacturing variances carried into 2022 from the prior year, idle capacity, and the write-off of excess and obsolete inventory, offset by a partial reduction in manufacturing overhead from the restructuring actions taken in the first half of 2022.
Operating expenses consisting of research & development and selling, general & administrative expenses on a GAAP basis were $75.8 million for the full year of 2022 compared with $100.2 million in the prior year. Non-GAAP operating expenses were $71.5 million for the full year of 2022 compared with $87.0 million in the prior year. The decrease of $15.4 million was a result of realizing the benefits of our cost savings initiatives enacted earlier this year and a reduction in research and development related to the program prioritization.
Net loss on a GAAP basis was $39.6 million for the full year of 2022 and net loss per share was $1.40 on a weighted average basic and diluted outstanding share count of 28.3 million, compared to $117.7 million and a net loss per share of $4.11 on a weighted average basic and diluted outstanding share count of 28.7 million in the prior year.
Excluding income tax expense, amortization of acquired intangibles, non-cash stock-based compensation expense, employee retention credit, goodwill impairment, restructuring charges, changes in the fair value of contingent consideration, gain on sale of business, loss on debt extinguishment and change in fair value of warrant liability, the Company’s non-GAAP net loss for the full year of 2022 was $92.6 million, or $3.27 per share, compared to $107.0 million, or $3.74 per share, for 2021.
Cash, cash equivalents, marketable securities and restricted cash were $76.2 million as of December 31, 2022.
2023 Outlook
The company expects full year 2023 revenue to be in a range from $18.0-$21.0 million.
Non-GAAP Financial Measures
This press release includes references to non-GAAP net loss and non-GAAP basic and diluted net loss per share, which are non-GAAP financial measures, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are primarily non-cash accounting line items unrelated to, and may not be indicative of, the Company’s core operating results. These non-GAAP financial measures, as Acutus calculates them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. Non-GAAP net loss is defined as net loss before income taxes, adjusted for stock-based compensation, amortization of acquisition-related intangibles, employee retention credit, goodwill impairment, restructuring charges, changes in the fair value of contingent consideration, gain on sale of business, loss on debt extinguishment and change in fair value of warrant liability and other adjustments. To the extent such non-GAAP financial measures are used in the future, the Company expects to calculate them using a consistent method from period to period. A reconciliation of the most directly comparable GAAP financial measure to the non-GAAP financial measure has been provided under the heading “Reconciliation of GAAP Results to Non-GAAP Results” in the financial statement tables attached to this press release.

Webcast and Conference Call Information
Acutus will host a conference call to discuss the fourth quarter and full year 2022 financial results after market close on Thursday March 16, 2023 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live over the phone (833) 570-1131 for U.S. callers or (914) 987-7078 for international callers, using conference ID: 4985645. The live webinar can be accessed at https://ir.acutusmedical.com.
About Acutus
Acutus is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.
Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of its products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase the Company’s systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States and globally including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the impact of the coronavirus (COVID-19) pandemic and Acutus’ response to it and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Acutus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:	Media Contact:
Caroline Corner	Peter Neems
Westwicke ICR	Acutus Medical, Inc.
D: 415-202-5678	M: 442-232-6094
caroline.corner@westwicke.com	media@acutusmedical.com

ACUTUS MEDICAL, INC.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,584	$24,071
Marketable securities, short-term	44,863	76,702
Restricted cash	5,764	150
Accounts receivable	21,085	3,633
Inventory	13,327	16,408
Employer retention credit receivable	4,703	—
Prepaid expenses and other current assets	2,541	5,326
Total current assets	117,867	126,290

Marketable securities, long-term	—	7,120
Property and equipment, net	9,221	13,670
Right-of-use asset, net	3,872	4,521
Intangible assets, net	1,583	5,013
Goodwill	—	12,026
Other assets	897	1,152
Total assets	$133,440	$169,792

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,721	$7,519
Accrued liabilities	9,686	9,096
Contingent consideration, short-term	1,800	1,500
Operating lease liabilities, short-term	319	395
Warrant liability	3,346	—
Total current liabilities	19,872	18,510

Operating lease liabilities, long-term	4,103	4,591
Long-term debt	34,434	40,415
Contingent consideration, long-term	—	500
Other long-term liabilities	12	50
Total liabilities	58,421	64,066

Commitments and contingencies

Stockholders' equity
Preferred stock: Series A Common Equivalent Preferred Stock, 0.001 par value; 5,000,000 shares authorized, and 6,666 shares issued and outstanding	—	—
Common stock: 0.001 par value; 260,000,000 shares authorized, 28,554,656 and 27,957,223 issued and outstanding at December 31, 2022 and 2021, respectively	29	28
Additional paid-in capital	594,173	584,613
Accumulated deficit	(518,314)	(478,698)
Accumulated other comprehensive loss	(869)	(217)
Total stockholders' equity	75,019	105,726
Total liabilities and stockholders' equity	$133,440	$169,792

ACUTUS MEDICAL, INC.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenue	$4,962	$4,362	$16,363	$17,263

Costs and operating expenses (income):
Cost of products sold	8,321	9,939	31,910	32,925
Research and development	6,269	8,840	28,153	36,683
Selling, general and administrative	9,447	15,865	47,654	63,523
Goodwill impairment	—	—	12,026	—
Restructuring	91	—	2,371	—
Change in fair value of contingent consideration	(100)	(382)	1,053	(3,746)
Gain on sale of business	(35,890)	—	(79,465)	—
Total costs and operating (income) expenses	(11,862)	34,262	43,702	129,385
Income (loss) from operations	16,824	(29,900)	(27,339)	(112,122)

Other income (expense):
Loss on debt extinguishment	—	—	(7,947)	—
Change in fair value of warrant liability	(871)	—	33	—
Interest income	576	28	868	116
Interest expense	(1,339)	(1,392)	(5,149)	(5,677)
Total other expense, net	(1,634)	(1,364)	(12,195)	(5,561)
Income (loss) before income taxes	15,190	(31,264)	(39,534)	(117,683)
Income tax expense	82	—	82	—
Net income (loss)	$15,108	$(31,264)	$(39,616)	$(117,683)

Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	39	(34)	39	(37)
Foreign currency translation adjustment	213	(143)	(691)	(460)
Comprehensive income (loss)	$15,360	$(31,441)	$(40,268)	$(118,180)

Basic net income (loss) per common share	$0.53	$(1.12)	$(1.40)	$(4.11)
Diluted net income (loss) per common share	$0.41	$(1.12)	$(1.40)	$(4.11)

Basic weighted average shares outstanding	28,471,389	27,953,803	28,322,753	28,654,313
Diluted weighted average shares outstanding	37,236,064	27,953,803	28,322,753	28,654,313

ACUTUS MEDICAL, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2022	2021
	(unaudited)
Cash flows from operating activities
Net loss	$(39,616)	$(117,683)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	6,060	5,754
AcQMap Systems converted to sales	605	2,182
Sales-type lease gain	(87)	28
Amortization of intangible assets	420	640
Non-cash stock-based compensation expense	9,391	13,754
Amortization of premiums/(accretion of discounts) on marketable securities, net	(24)	1,277
Amortization of debt issuance cost	850	1,404
Amortization of operating lease right-of-use assets	649	496
Goodwill impairment	12,026	—
Loss on extinguishment of debt	7,947	—
Gain on sale of business, net	(79,465)	—
Direct costs paid for sale of business	(4,027)	—
Change in fair value of warrant liability	(33)	—
Loss on disposal of fixed assets	825	—
Change in fair value of contingent consideration	1,053	(3,746)
Changes in operating assets and liabilities:
Accounts receivable	(452)	(1,473)
Inventory	3,081	(3,872)
Employer retention credit receivable	(4,703)	—
Prepaid expenses and other current assets	2,804	1,133
Other assets	475	304
Accounts payable	(2,852)	(871)
Accrued liabilities	605	1,549
Operating lease liabilities	(526)	(608)
Other long-term liabilities	(38)	50
Net cash used in operating activities	(85,032)	(99,682)

Cash flows from investing activities
Proceeds from sale of business	70,000	—
Purchases of available-for-sale marketable securities	(54,508)	(87,258)
Sales of available-for-sale marketable securities	18,599	8,590
Maturities of available-for-sale marketable securities	74,642	107,707
Purchases of fixed assets	(3,983)	(9,973)
Net cash provided by investing activities	104,750	19,066

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	82,657
Proceeds from the exercise of stock options	67	711
Repurchase of common shares to pay employee withholding taxes	(111)	—
Proceeds from employee stock purchase plan	214	440
Payment of contingent consideration	(872)	(3,435)
Payment of deferred offering costs	—	(580)
Payment of contingent consideration into escrow	—	(224)
Repayment of old term loan	(44,550)	—
Prepayment penalty fees	(1,063)	—
Borrowing under new term loan	34,825	—
Payment of debt issuance costs for new loan	(626)	—
Net cash (used in) provided by financing activities	(12,116)	79,569

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(475)	(116)

Net change in cash, cash equivalents and restricted cash	7,127	(1,163)
Cash, cash equivalents and restricted cash, at the beginning of the period	24,221	25,384
Cash, cash equivalents and restricted cash, at the end of the period	$31,348	$24,221

ACUTUS MEDICAL, INC.
Reconciliation of GAAP Results to Non-GAAP Results
(in thousands)
(unaudited)

Three Months Ended December 31, 2022	Cost of Products Sold	Research and Development	Selling, General and Administrative	Loss from Operations	Other Expense, Net	Net Income (loss)	Basic EPS	Diluted EPS
Reported	$8,321	$6,269	$9,447	$16,824	$(1,634)	$15,108	$0.53	$0.41
Amortization of acquired intangibles	(50)	—	—	50	—	50	$0.00	$0.00
Stock-based compensation	(125)	(319)	(1,450)	1,894	—	1,894	$0.07	$0.05
Restructuring charges	—	—	—	91	—	91	$0.00	$0.00
Change in fair value of warrant liability	—	—	—	—	871	871	$0.03	$0.02
Change in fair value of contingent consideration	—	—	—	(100)	—	(100)	$0.00	$0.00
Gain on sale of business	—	—	—	(35,890)	—	(35,890)	$(1.26)	$(0.96)
Income tax expense	—	—	—	—		82	$0.00	$0.00
Adjusted	$8,146	$5,950	$7,997	$(17,131)	$(763)	$(17,894)	$(0.63)	$(0.48)

Three Months Ended December 31, 2021	Cost of Products Sold	Research and Development	Selling, General and Administrative	Loss from Operations	Other Expense, Net	Net Loss	Basic and Diluted EPS
Reported	$9,939	$8,840	$15,865	$(29,900)	$(1,364)	$(31,264)	$(1.12)
Amortization of acquired intangibles	(155)	—	(5)	160	—	160	$0.01
Stock-based compensation	(241)	(543)	(2,710)	3,494	—	3,494	$0.12
Change in fair value of contingent consideration	—	—	—	(382)	—	(382)	$(0.01)
Adjusted	$9,543	$8,297	$13,150	$(26,628)	$(1,364)	$(27,992)	$(1.00)

Twelve Months Ended December 31, 2022	Cost of Products Sold	Research and Development	Selling, General and Administrative	Loss from Operations	Other Expense, Net	Net Loss	Basic and Diluted EPS
Reported	$31,910	$28,153	$47,654	$(27,339)	$(12,195)	$(39,616)	$(1.40)
Amortization of acquired intangibles	(410)	—	(10)	420	—	420	$0.01
Stock-based compensation	(669)	(1,736)	(6,986)	9,391	—	9,391	$0.33
Goodwill impairment	—	—	—	12,026	—	12,026	$0.42
Restructuring charges	—	—	—	2,371	—	2,371	$0.08
Change in fair value of contingent consideration	—	—	—	1,053	—	1,053	$0.04
Gain on sale of business	—	—	—	(79,465)	—	(79,465)	$(2.79)
Loss on debt extinguishment	—	—	—	—	7,947	7,947	$0.28
Change in fair value of warrant liability	—	—	—	—	(33)	(33)	$0.00
Employee retention credit	2,316	1,808	2,661	(6,785)	—	(6,785)	$(0.24)
Income tax expense	—	—	—	—		82	$0.00
Adjusted	$33,147	$28,225	$43,319	$(88,328)	$(4,281)	$(92,609)	$(3.27)

Twelve Months Ended December 31, 2021	Cost of Products Sold	Research and Development	Selling, General and Administrative	Loss from Operations	Other Expense, Net	Net Loss	Basic and Diluted EPS
Reported	$32,925	$36,683	$63,523	$(112,122)	$(5,561)	$(117,683)	$(4.11)
Amortization of acquired intangibles	(310)	—	(330)	640	—	640	$0.02
Stock-based compensation	(864)	(2,181)	(10,709)	13,754	—	13,754	$0.48
Change in fair value of contingent consideration	—	—	—	(3,746)	—	(3,746)	$(0.13)
Adjusted	$31,751	$34,502	$52,484	$(101,474)	$(5,561)	$(107,035)	$(3.74)

ACUTUS MEDICAL, INC.
Key Business Metrics
(unaudited)
Installed Base & Procedure Volumes
Procedure volumes for the three months and twelve months ended December 31, 2022 and 2021 are as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Procedure volumes	472	425	1,861	1,570
The total installed base which includes AcQMap Systems as of December 31, 2022 and 2021 was 76 and 77, respectively.
Revenue
The following table sets forth the Company’s revenue for disposables, systems and service/other for both the three months and the twelve months ended December 31, 2022 and 2021 (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Disposables	$3,520	$3,249	$12,922	$11,938
Systems	927	761	1,750	4,058
Service / other	515	352	1,691	1,267
Total revenue	4,962	4,362	16,363	17,263
The following table provides revenue by geographic location for both the three months and the twelve months ended December 31, 2022 and 2021 (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
United States	$2,722	$2,069	$8,707	$8,325
Outside the United States	2,240	2,293	7,656	8,938
Total revenue	$4,962	$4,362	$16,363	$17,263